EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
THE GABELLI EQUITY TRUST INC.
EXHIBIT TO ITEM 77C

	The Annual Meeting of Shareholders of The Gabelli Equity
Trust Inc. (the "Equity Trust") was held on May 20, 2002. The following proposals were submitted for a vote of the shareholders:

	1.	To Elect Four Directors of the Equity Trust:

	With respect to the proposal relating to the election of four directors of the Equity Trust, three to be elected by the holders of the Equity Trust's Common Stock and holders of the Equity Trust's Preferred Stock, voting together as a single class, and one to be elected by the holders of the Equity Trust's Preferred Stock, voting as a separate class, the following votes and percentages were recorded:


                                                          Percent
                                                          Represented
                                            Withholding   at the Meeting
                                For          Authority    Voting in Favor

Anthony J. Colavita       11,564,422           72,412          99.37%
Frank J. Fahrenkopf, Jr. 120,975,558.7386   1,106,598.7871     99.09%
Arthur V. Ferrara        121,055,966.2409   1,026,191.2848     99.16%
Salvatore J. Zizza       121,276,291.7845     805,865.7412     99.34%

	The remaining Directors in office are: Thomas E. Bratter,
James P. Conn, Mario J. Gabelli, Karl Otto Pohl and Anthony R.
Pustorino.



EXHIBIT B:
EXHIBIT 77(i)

TERMS OF NEW OR AMENDED SECURITIES
THE GABELLI EQUITY TRUST INC.

Preferred Stock Offering On June 27, 2002, the Gabelli Equity Trust Inc. (the "Trust"), a Maryland Corporation, successfully completed its offering of Series C Auction Rate Cumulative Preferred Stock (the "Series C Preferred") which was rated "Aaa" by Moody's Investors Services, Inc. and "AAA" by Standard & Poor's Rating Services. The Trust issued 5,200 Series C Preferred shares, par value $.001 per share, at $25,000 per share ($130 million) with an initial annualized dividend rate of $1.85 per share payable on July 3, 2002. The dividend rate, as set by the auction process, which is generally held every 7 days, is expected to vary with short-term interest rates. The Series C Preferred are redeemable at the option of the Trust, in whole or in part, following any dividend payment date with not less than 15 days and not more than 40 days notice at $25,000 per share plus any accumulated or unpaid dividends. The Series C Preferred shares do not trade on an exchange.

The Series C Preferred has a liquidation preference of $25,000 per share. Upon a liquidation, each holder of Series C Preferred will be entitled to receive an amount per share equal to the liquidation preference plus any accumulated but unpaid dividends (whether or not earned or declared) to the date of distribution. The Series C Preferred is ranked on a parity with shares of any other series of preferred stock of the Trust as to the payment of dividends and the distribution of assets upon liquidation. The Series C Preferred carries one vote per share on all matters on which such shares are entitled to vote. The Series C Preferred are fully paid and nonassessable and have no preemptive, exchange or conversion rights. Any Series C Preferred repurchased or redeemed by the Trust will be classified as authorized but unissued preferred stock. The Board of Directors may by resolution classify or reclassify any authorized but unissued capital stock of the Trust from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption. The Trust will not issue any class of stock senior to the Series C Preferred.

The Trust is currently authorized to issue 200,000,000 shares of capital stock, of which 184,000,000 shares are currently designated as common stock. Each share of common stock has equal voting, dividend, distribution and liquidation rights. The Trust's capital stock is subject to reclassification from time to time by the Board of Directors. The shares of common stock outstanding are fully paid and nonassessable. Shares of the common stock are not redeemable and have no preemptive, conversion or cumulative voting rights.

The Trust is currently authorized to issue 16,000,000 shares of preferred stock, of which 5,750,000 shares are currently designated as 7.25% Tax Advantaged Cumulative Preferred Stock ("Series A Preferred"), 6,600,000 are currently designated as 7.20% Tax Advantaged Series B Cumulative Preferred Stock ("Series B Preferred"), and 5,200 are designated as Series C Preferred. As of June 30, 2002, the Trust had outstanding 5,367,900 shares of Series A Preferred, 600,000 shares of Series B Preferred and 5,200 shares of Series C Preferred.



EXHIBIT C:
The Gabelli Equity Trust Inc. (the "Trust")

Exhibit 77Q1a

The Trust's Articles Supplementary Creating and Fixing the
Rights of Series C Auction Rate Cumulative Preferred Stock, dated June 26, 2002, are incorporated by reference to the Trust's
Post Effective Amendment No. 1
to the Trust's Registration Statement on form N-2 as filed with the Securities and Exchange Commission, via EDGAR, on June 27, 2002 pursuant to Rule 462(d) of the Securities Act of 1933 (Accession No. 0000950172-02-001424).